Exhibit 99.2

Capital Senior Living Corporation

For Immediate Release	Contact: Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION
CLOSES $43 MILLION, SIX COMMUNITY SALE/LEASEBACK
Results in Immediate Gain and Increases Net Revenues by 9%
DALLAS – (BUSINESS WIRE) – June 5, 2006 – Capital Senior Living Corporation (NYSE:CSU) (the “Company”), one of the country’s largest operators of senior living communities, today announced that it has completed a previously announced six community sale/leaseback transaction valued at approximately $43.0 million.
In August 2004, the Company acquired a management company in Fort Worth, Texas that operated 16 senior living communities, including seven that the management company owned. As part of the transaction, the Company received the exclusive right and option to purchase the seven owned communities for $41.0 million through February 2007. The option price was subsequently adjusted to $40.6 million.
The Company has now exercised its purchase option, acquired the seven communities, and sold six of the seven at a sales price of approximately $43.0 million in a sale/leaseback transaction. The Company is marketing the seventh community, which is not complementary to its business strategy or portfolio, and intends to complete the sale in the near future.
The six communities being sold by the Company and leased back are in the Texas towns of Abilene, Burleson, Cedar Hill, Waxahachie and two properties in North Richland Hills. Two of the properties are independent living communities comprising a total of 232 units and resident capacity of 279. The other four are assisted living communities with a total of 270 units. Occupancy on the collective properties is approximately 96% at the present time.
Annualizing results through April, the six senior living properties had approximately $11.6 million in revenues and $4.7 million in EBITDAR, before management fees of $0.6 million.
“The exercise of this purchase option demonstrates the Company’s ability to create value,” stated James A. Stroud, Chairman of the Company. “In less than two years time, it has become attractive for us to realize the gain inherent in the option and to begin consolidating the operations of these six communities.”
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The Company will record a gain of approximately $3.5 million on the sale of these six communities, with the gain to be recognized equally over the initial ten-year term of the lease. Net proceeds are expected to be approximately $4.5 million, net of transaction costs. The triple net operating lease will have two ten-year renewal options beyond the initial term. The initial lease rate is 8% and is subject to CPI-based escalation provisions pursuant to the terms of the lease.
“This six community sale/leaseback transaction, along with the recently announced sale/leaseback of three of our owned communities, combine for a nine community sale/leaseback,” added Lawrence A. Cohen, Chief Executive Officer. “Collectively, this $97.0 million transaction will generate gains for the Company of approximately $16.5 million, resulting in an amortized gain of approximately $1.65 million per year for the next ten years. In addition, the Company has retired $29.3 million of debt and received cash proceeds of approximately $29.0 million. We plan to use approximately $15 million of these proceeds to pay down other debt and refinance nearly all of the Company’s remaining variable rate debt at fixed interest rates about 230 basis points below current levels. These debt retirements and refinancing are expected to reduce the Company’s interest expense approximately $6.3 million per year from current levels.”
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 59 senior living communities in 21 states with an aggregate capacity of approximately 9,000 residents, including 34 senior living communities which the Company owns or in which the Company has an ownership interest, 17 leased communities and 8 communities it manages for third parties. In the communities operated by the Company, 80 percent of residents live independently, 18 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.
This release may contain certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, cash earnings, cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
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The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to complete the refinancing of certain of our wholly owned communities, realize the anticipated savings related to such financing, find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.
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CAPITAL SENIOR LIVING CORPORATION
RECONCILIATION OF NON-GAAP ITEMS
(in thousands)

Annualized
Fiscal Year
2006
EBITDAR before management fees reconciliation:
Income from operations	$2,958
Depreciation and amortization	1,093
Management fees	604

EBITDAR before management fees	4,655

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